Exhibit 3.1(c)
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
RUSS BERRIE AND COMPANY, INC.
Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:
1. The name of the Corporation is Russ Berrie and Company, Inc.
2. The following amendment to the Restated Certificate of Incorporation was approved by the directors of the Corporation on the 9th day of July, 2009:
RESOLVED, that Article “FIRST” of the Restated Certificate of Incorporation be amended to read as follows:
“FIRST: The name of the corporation is Kid Brands, Inc.”
3. The date of the adoption of the foregoing amendment by the shareholders of the Corporation was September 22, 2009.
4. The number of shares outstanding at the time of the adoption of the amendment was: 21,497,015.
The total number of shares entitled to vote thereon was: 21,497,015.
5. The number of shares voting for and against such amendment is as follows: a total of 19,927,668 votes were cast FOR the amendment, and 17,255 votes were cast AGAINST the amendment.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its Senior Vice President and General Counsel this September 22, 2009.

/s/ Marc S. Goldtarb
Marc S. Goldtarb
Senior Vice President and General Counsel